FOR IMMEDIATE RELEASE                        Contact:  Robert L. Macdonald
                                                       (203) 783-2011



                   BIC CORPORATION AND SOCIETE BIC S.A.
                     ANNOUNCE AGREEMENT ON CASH MERGER
                            AT $40.50 PER SHARE

      Milford, CT; Clichy, France, August 16, 1995 - - BIC Corporation (NYSE : BIC) and its French parent, Societe BIC S.A., jointly announced today that they have executed a definitive merger agreement pertaining to Societe BIC S.A.'s previously announced proposal to acquire from public shareholders the approximately 22% of BIC Corporation's common shares not currently owned by Societe BIC S.A. and the Bich family. Under the agreement, Societe BIC S.A. will acquire in the merger the publicly held shares of BIC Corporation for a price of $40.50 per share in cash, or an aggregate of approximately $219 million.

      The merger agreement was approved by the Board of Directors of BIC Corporation following the unanimous recommendation of the merger by a special committee of independent directors. Goldman, Sachs & Co. has served as financial advisor to the special committee.

      The transaction, which will be financed out of Societe BIC's cash position, is subject to certain customary conditions including approval of a majority of the publicly held shares actually voted at a special meeting of shareholders which will be called to consider the merger.

      Although there can be no assurance as to whether the proposed transaction will be effected, it is currently anticipated that the merger will be completed in late October or early November of 1995. Under the terms of the merger agreement, BIC Corporation will not pay the regularly scheduled cash dividend payable on October 30, 1995, even if the merger is consummated subsequent to such date.

      BIC Corporation, headquartered in Milford, Connecticut, is a leading U.S. manufacturer and distributor of stationery products, lighters and shavers. 1994 sales were $475 million.